Exhibit 99.1

BeiGene Receives European Commission Approval for BRUKINSA® (zanubrutinib) for the Treatment of Adults with Chronic Lymphocytic Leukemia (CLL)

BRUKINSA is the only Bruton’s Tyrosine Kinase (BTK) inhibitor to achieve superiority over IMBRUVICA® (ibrutinib) in relapsed/refractory CLL.

BRUKINSA also showed superiority to chemoimmunotherapy in treatment naive CLL.

BRUKINSA had a favorable safety profile, including lower rates of atrial fibrillation/flutter compared with IMBRUVICA.

CAMBRIDGE, Mass., & BASEL, Switzerland & BEIJING – November 17, 2022 – BeiGene (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global biotechnology company, today announced that the European Commission (EC) has approved BRUKINSA® (zanubrutinib) for the treatment of adult patients with treatment-naïve (TN) or relapsed/refractory (R/R) CLL.

“This approval represents an important milestone for CLL patients and their physicians who now have a new chemotherapy-free treatment option, and an alternative to current BTKi treatment options,” said Mehrdad Mobasher, M.D., M.P.H., Chief Medical Officer, Hematology at BeiGene. “Given that BRUKINSA has demonstrated consistent benefit across patient subgroups, regardless of risk status, we believe BRUKINSA could now be the preferred treatment option for newly diagnosed and relapsed/refractory CLL patients.”

The EC approval is based on positive results from two Phase 3 clinical trials: SEQUOIA (NCT03336333), in patients with previously untreated CLL, and ALPINE (NCT03734016), in patients with R/R CLL. In these two trials, BRUKINSA demonstrated superior efficacy versus either bendamustine plus rituximab (B+R) or ibrutinib in first-line or R/R CLL, respectively. BRUKINSA is the only BTKi to achieve superiority versus ibrutinib in R/R CLL, as assessed by independent review committee, with an overall response rate (ORR) of 80.4% vs 72.9% (p=0.0264).i Additionally, more BRUKINSA patients than ibrutinib patients had a sustained response at 1 year with rates of 90% vs 78%.i The adverse events within the two trials were consistent with the overall safety profile of BRUKINSA. Subsequent to the regulatory submission, BeiGene announced topline results of the final PFS analysis of the head-to-head ALPINE trial, in which BRUKINSA demonstrated superior PFS compared with ibrutinib in patients with R/R CLL.

Prof. Clemens Wendtner, Head of Hematology and Oncology at Munich Clinic, an academic teaching hospital of the University of Munich, Germany, commented, “BRUKINSA has demonstrated clinically meaningful improvements as a next-generation BTKi over the first generation BTKi, and is proven to be significantly more effective and tolerable. Ensuring medicines are safe and tolerable for this patient population is critical, given the long-term treatment needed for CLL. Combined with the flexible dosing options, this approval offers a practice-changing option for patients with CLL, one of the most common types of leukemia in adults.”

“We’re pleased with the significant progress we’ve made to date bringing BRUKINSA to patients with hematological malignancies globally,” noted Gerwin Winter, Senior Vice President, Head of Europe at BeiGene. “With this notable approval, we welcome the opportunity to expand BeiGene’s presence in Europe and provide this innovative treatment option to CLL patients across the region.”

BRUKINSA is currently approved in the EU for the treatment of adult patients with WM who have received at least one prior therapy or as the first-line treatment for patients unsuitable for chemoimmunotherapy and adult patients with MZL who have received at least one prior anti-CD20-based therapy.

In Europe, BeiGene has now obtained reimbursement for BRUKINSA for the treatment of WM in Austria, Belgium, Denmark, England and Wales, Germany, Iceland, Ireland, Italy, Luxembourg, Scotland, Spain, Switzerland, and The Netherlands, while additional EU countries are currently going through the reimbursement process.

About Chronic Lymphocytic Leukemia (CLL)

A slow-growing, life-threatening and incurable cancer of adults, CLL is a type of mature B-cell malignancy in which abnormal leukemic B lymphocytes (a type of white blood cells) arise from the bone marrow and flood peripheral blood, bone marrow, and lymphoid tissues.ii-iv CLL is one of the most common types of leukemia, accounting for about one-quarter of new cases of leukemia.v In Europe, the estimated incidence is 4.92/100,000 persons per year.vi,vii

About BRUKINSA

BRUKINSA is a small-molecule inhibitor of Bruton’s tyrosine kinase (BTK) discovered by BeiGene scientists that is currently being evaluated globally in a broad clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies. BRUKINSA was specifically designed to deliver targeted and sustained inhibition of the BTK protein by optimizing bioavailability, half-life, and selectivity. With differentiated pharmacokinetics compared to other approved BTK inhibitors, BRUKINSA has been demonstrated to inhibit the proliferation of malignant B cells within a number of disease-relevant tissues.

BRUKINSA is supported by a broad clinical program which includes more than 4,700 subjects in 35 trials in more than 25 countries and regions. To date, BRUKINSA is approved in 58 markets, including the United States, China, the European Union Great Britain, Canada, Australia, South Korea, Switzerland, and additional international markets.

BeiGene Oncology

BeiGene is committed to advancing best- and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D and medical affairs team of approximately 3,500 colleagues dedicated to advancing more than 100 clinical trials that have involved more than 20,000 subjects. Our expansive portfolio is directed predominantly by our internal colleagues supporting clinical trials in more than 45 countries and regions. Hematology-oncology, and solid tumor targeted therapies, and immuno-oncology are key focus areas for the Company, with both monotherapies and combination therapies prioritized in our research and development. BeiGene currently has three approved medicines discovered and developed in our own labs: BTK inhibitor BRUKINSA® in the U.S., China, the European Union, Great Britain, Canada, Australia, South Korea, Switzerland, and additional international markets; and the non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab as well as the poly adenosine diphosphate-ribose polymerase (PARP) inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen, Bristol Myers Squibb, EUSA Pharma, and Bio-Thera. We also plan to address greater areas of unmet need globally through our other collaborations including Mirati Therapeutics, Seagen, and Zymeworks.

In January 2021 BeiGene and Novartis announced a collaboration granting Novartis rights to co-develop, manufacture, and commercialize BeiGene’s anti-PD-1 antibody tislelizumab in North America, Europe, and Japan. Building upon this productive collaboration, BeiGene and Novartis announced an option, collaboration, and license agreement in December 2021 for BeiGene’s TIGIT inhibitor ociperlimab that is in Phase 3 development. Novartis and BeiGene also entered into a strategic commercial agreement through which BeiGene will promote five approved Novartis oncology products across designated regions of China.

About BeiGene

BeiGene is a global biotechnology company that is developing and commercializing innovative and affordable oncology medicines to improve treatment outcomes and access for far more patients worldwide. With a broad portfolio, we are expediting development of our diverse pipeline of novel therapeutics through our internal capabilities and collaborations. We are committed to radically improving access to medicines for far more patients who need them. Our growing global team of more than 9,000 colleagues spans five continents, with administrative offices in Beijing, China; Cambridge, U.S.; and Basel, Switzerland. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the potential for BRUKINSA to provide clinical benefit to patients with CLL, the future development, regulatory filing and approval, commercialization, and market access of BRUKINSA in the European Union and other markets, the potential commercial opportunity for BRUKINSA, and BeiGene’s plans, commitments, aspirations, and goals under the headings “BeiGene Oncology” and “About BeiGene.” Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing, and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing, and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; and the impact of the COVID-19 pandemic on BeiGene’s clinical development, regulatory, commercial, manufacturing, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

IMBRUVICA® is a registered trademark of Pharmacyclics LLC and Janssen Biotech, Inc.

Investor Contact
Kevin Mannix
+1 240-410-0129
ir@beigene.com

Media Contact
Maryline Iva
+41 616 852 090
media@beigene.com

References

i BRUKINSA® (zanubrutinib). Summary of product characteristics; 2022.
ii National Cancer Institute. Surveillance, Epidemiology, and End Results Program. Cancer Stat Facts: Leukemia —Chronic Lymphocytic Leukemia (CLL). Accessed October 4,2021. https://seer.cancer.gov/statfacts/html/clyl.html
iii Aster JC, Freedman A. Non-Hodgkin lymphomas and chronic lymphocytic leukemias. In: Aster JC, Bunn HF (eds.). Pathophysiology of Blood Disorders. 2nd ed. McGraw-Hill Education; 2017:chap 22.
iv American Cancer Society. What is chronic lymphocytic leukemia? Updated May 10, 2018. Accessed December 6, 2020. https://www.cancer.org/cancer/chronic-lymphocytic-leukemia/about/what-is-cll.html
v Yao Y, Lin X, Li F, Jin J, Wang H. The global burden and attributable risk factors of chronic lymphocytic leukemia in 204 countries and territories from 1990 to 2019: analysis based on the global burden of disease study 2019. Biomed Eng Online. 2022 Jan 11;21(1):4. doi: 10.1186/s12938-021-00973-6. PMID: 35016695; PMCID: PMC8753864.
vi Miranda-Filho, A., et al., Epidemiological patterns of leukaemia in 184 countries: a population-based study. The Lancet Haematology, 2018. 5(1): p. e14-e24.
vii Sant, M., et al., Incidence of hematologic malignancies in Europe by morphologic subtype: results of the HAEMACARE project. Blood, 2010. 116(19): p. 3724-34.